                                                                  Exhibit 23.2



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Registration Statement (Form S-8 dated February 7, 1997) pertaining to the New GranCare, Inc. Outside Directors Stock Incentive Plan of our reports (a) dated February 27, 1996, with respect to the consolidated financial statements of GranCare, Inc. as of December 31, 1995 and 1994 and for each of the three years ended December 31, 1995, and (b) dated October 7, 1996, with respect to the balance sheet of New GranCare, Inc. as of September 30, 1996, included in the New GranCare, Inc. Registration Statement on Form S-1 filed on December 31, 1996 (No. 333-19091), as amended by Amendment No. 1 thereto filed on January 8, 1997, with the Securities and Exchange Commission.



                                 ERNST & YOUNG LLP


Atlanta, Georgia
February 5, 1997